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                                                                    EXHIBIT 23.3



                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Healtheon Corporation on Form S-8 of our report dated June 20, 1997 (September 26, 1998 as to Note 1-Net Loss per Common Share, paragraph 2 and Note 2-Acquisition of EDI Services, Inc., paragraph 4) relating to the consolidated statements of operations, convertible redeemable preferred stock and stockholders' equity (net capital deficiency), and cash flows of ActaMed Corporation and subsidiary for the year ended December 31, 1996 (these consolidated financial statements are not separately presented therein) appearing in Healtheon Corporation's Annual Report on Form 10-K, filed with the Securities and Exchange Commission.


/s/ Deloitte & Touche LLP
Atlanta, Georgia

November 12, 1999